EXHIBIT 99.1
WD-40 Company Reports Fourth Quarter and Fiscal Year 2023 Financial Results
~ Global net sales grew 4 percent for fiscal year 2023 compared to prior year ~
~ Management provides fiscal year 2024 guidance ~
SAN DIEGO — October 19, 2023 — WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its fourth quarter and fiscal year ended August 31, 2023.
Financial Highlights and Summary
•Total net sales for the fourth quarter were $140.5 million, an increase of 8 percent compared to the prior year fiscal quarter. For the full fiscal year, total net sales were $537.3 million, an increase of 4 percent compared to the prior fiscal year.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on sales for the current quarter and an unfavorable impact for the full fiscal year. On a non-GAAP constant currency basis, total net sales would have been $139.2 million for the fourth quarter and $555.0 million for the full fiscal year.
•Net income for the fourth quarter was $16.6 million, an increase of 12 percent compared to the prior year fiscal quarter. For the full fiscal year, net income was $66.0 million, a decrease of 2 percent compared to the prior fiscal year.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net income for the current quarter and an unfavorable impact for the full fiscal year. On a non-GAAP constant currency basis, net income would have been $16.3 million for the fourth quarter and $68.4 million for the full fiscal year.
•Diluted earnings per share were $1.21 in the fourth quarter compared to $1.08 in the prior year fiscal quarter. For the full fiscal year, diluted earnings per share were $4.83 compared to $4.90 for the prior fiscal year.
•Gross margin was 51.4 percent in the fourth quarter compared to 47.4 percent in the prior year fiscal quarter. For the full fiscal year, gross margin was 51.0 percent compared to 49.1 percent in the prior fiscal year.
•Selling, general, and administrative expenses were up 22 percent in the fourth quarter to $38.8 million compared to the prior year fiscal quarter. Selling, general, and administrative expenses for the full fiscal year were up 12 percent to $154.7 million compared to the prior fiscal year.
•Advertising and sales promotion expenses were down 3 percent in the fourth quarter to $9.8 million compared to the prior year fiscal quarter. Advertising and sales promotion expenses for the full fiscal year were up 5 percent to $28.8 million compared to the prior fiscal year.

“Fiscal year 2023 has been a landmark year as WD-40 Company celebrates 70 years of bringing the blue and yellow can with the little red top to end users around the world. Over that time, we have continued to innovate and evolve our solutions to become a household name known for quality, value, and performance,” said Steve Brass, WD-40 Company’s president and chief executive officer.

“Over the past year, we have made great progress against our strategic goals and turned in a solid financial performance. For fiscal year 2023, we grew total net sales by 4 percent and by 7 percent on a non-GAAP constant currency basis. We saw significant improvement through the second half of the year as sales volumes recovered. We also improved gross margins by 190 basis points and generated strong cash flow for the fiscal year. We are encouraged by the improvement in trends we experienced through the second half of the year.

“As we enter fiscal year 2024, we are introducing our new Four-by-Four Strategic Framework, which is tied to our purpose and values. This framework includes our four Must-Win Battles, which focus on net sales growth, and four Strategic Enablers, which focus on operational excellence. These are the areas where we will focus our time, talent, and treasure to guide our future performance.

“If we have learned anything over the last 70 years it is that WD-40 Company is a resilient business. Our employees’ engagement and dedication are the key to our success. I am proud of what we have accomplished together and look forward to working across the organization to achieve our long-term goals and deliver continued value to all our stakeholders,” concluded Brass.
Net Sales by Segment (in thousands):

	Three Months Ended August 31,				Fiscal Year Ended August 31,
	2023	2022	Dollars	Change	2023	2022	Dollars	Change
Americas	$74,738	$67,995	$6,743	10%	$266,772	$240,233	$26,539	11%
EMEA	50,713	43,620	7,093	16%	190,818	204,688	(13,870)	(7)%
Asia-Pacific	15,001	18,806	(3,805)	(20)%	79,665	73,899	5,766	8%
Total	$140,452	$130,421	$10,031	8%	$537,255	$518,820	$18,435	4%
•Net sales by segment as a percentage of total net sales for the fourth quarter were as follows: for the Americas, 53 percent; for EMEA, 36 percent; for Asia-Pacific, 11 percent.
•Within the Americas, net sales increased 10 percent in the fourth quarter as compared to the prior year fiscal quarter primarily due to higher sales of maintenance products in the United States, which increased 18 percent driven primarily by the impact of price increases and strong demand resulting in increased sales volume. In Canada, maintenance product sales decreased 3 percent due to weaker economic conditions in certain regions that resulted in lower levels of demand. In Latin America, maintenance product sales decreased 12 percent driven by lower direct and distributor market sales against a strong prior year fiscal quarter. Within Latin America, maintenance product sales in Mexico grew 19 percent as the Company continues to add new points of distribution and customers within the direct market for that region.
•Within EMEA, net sales increased 16 percent in the fourth quarter as compared to the prior year fiscal quarter primarily due to price increases and successful promotional programs. Changes in foreign currency exchange rates had a favorable impact on sales for the EMEA segment in the fourth quarter compared to the prior year fiscal quarter. On a non-GAAP constant currency basis, EMEA sales would have increased by 13 percent compared to the prior year fiscal quarter. Direct market sales increased 19 percent compared to the prior year fiscal quarter primarily due to higher sales of maintenance products as a result of price increases and promotional programs, which were partially offset by lower demand and decreased sales volume. Net sales in the EMEA distributor markets increased 9 percent in the fourth quarter as compared to the prior year fiscal quarter primarily due to higher maintenance product sales in many distributor markets.
•Within Asia-Pacific, net sales in Asia-Pacific decreased 20 percent in the fourth quarter as compared to the prior year fiscal quarter primarily due to lower sales of maintenance products in the Asia distributor markets. Sales of maintenance products in the Asia distributor markets declined 38 percent compared to the prior year fiscal quarter due to the timing of customer orders. Net sales in Australia decreased 1 percent in the fourth quarter primarily due to a lower sales volume of maintenance products which were driven by weaker market and economic conditions, as well as unfavorable changes in foreign currency exchange rates, and the impact of sales price increases. Net sales in China decreased 4 percent in the fourth quarter as compared to the prior year fiscal quarter primarily due to the timing of customer orders. On a non-GAAP constant currency basis, Asia-Pacific net sales would have decreased by 17 percent compared to the prior year fiscal quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended August 31,				Fiscal Year Ended August 31,
	2023	2022	Dollars	Change	2023	2022	Dollars	Change
Maintenance products	$131,817	$121,901	$9,916	8%	$503,558	$485,326	$18,232	4%
HCCP (1)	8,635	8,520	115	1%	33,697	33,494	203	1%
Total	$140,452	$130,421	$10,031	8%	$537,255	$518,820	$18,435	4%
(1)Homecare and cleaning products (“HCCP”)
•Net sales of maintenance products increased 8 percent in the fourth quarter when compared to the prior year fiscal quarter primarily due to increased sales of WD-40® Multi-Use Product in the United States and EMEA from period to period. Maintenance products are considered the primary strategic focus for the Company.
•Net sales of homecare and cleaning products increased 1 percent in the fourth quarter compared to the prior year fiscal quarter. The homecare and cleaning products, particularly those in the United States, are considered harvest brands providing consistent profit returns to the Company and are becoming a smaller part of the business as net sales of maintenance products grow in alignment with the Company’s Four-by-Four Strategic Framework. The Company is currently conducting a strategic review regarding the future of its homecare and cleaning brands.
Dividend and Share Repurchase Update
On October 6, 2023, the Company’s board of directors declared a regular quarterly dividend of $0.83 per share payable on October 31, 2023 to stockholders of record at the close of business on October 20, 2023.

On October 12, 2021, the Company’s board of directors approved a share repurchase plan that became effective on November 1, 2021. Under the plan, the Company was authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2023. During fiscal year 2023, the Company repurchased 55,920 shares at an average price of $186.09 per share, for a total cost of $10.4 million under this $75.0 million plan.

On June 19, 2023, the Company’s board of directors approved a new share repurchase plan. Under this new plan, which became effective on September 1, 2023, the Company is authorized to acquire up to $50.0 million of its outstanding shares through August 31, 2025. The timing and amount of repurchases are based on terms and conditions as may be acceptable to the Company’s chief executive officer and chief financial officer, subject to present loan covenants and in compliance with all laws and regulations applicable thereto.

“The solid top line growth that we experienced in fiscal year 2023 is a testimony to our resilient business model. Our net sales growth of 7 percent on a non-GAAP constant currency basis aligns with our long-term revenue target of mid-to-high single digit growth. We also continue to generate strong cash flow, which is attributable to our gross margin improvement, asset light business model, and disciplined approach to capital allocation,” said Sara Hyzer, WD-40 Company’s vice president, finance and chief financial officer.

“Ultimately, we are focused on long-term value creation and our guidance for fiscal year 2024 reflects that goal. We are making near-term investments focused on our long-term financial objectives and in support of our new Four-by-Four Strategic Framework. These investments will guide our future performance and long-term profitable growth,” concluded Hyzer.

Fiscal Year 2024 Guidance
The Company is providing guidance for fiscal year 2024 as follows:
•Net sales growth is projected to be between 6 and 12 percent with net sales expected to be between $570 million and $600 million on a non-GAAP constant currency basis.
•Gross margin for the full year is expected to be between 51 and 53 percent.
•Advertising and promotion investments are projected to be between 5 and 6 percent of net sales.
•The provision for income tax is expected to be between 24 and 25 percent.
•Net income is projected to be between $65 million and $70 million.

•Diluted earnings per share is expected to be between $4.78 and $5.15 based on an estimated 13.6 million weighted average shares outstanding.
This guidance is expressed in good faith and is based on management’s current view of anticipated results. Unanticipated inflationary headwinds and other unforeseen events may further affect the Company’s financial results. Net sales presented on a non-GAAP constant currency basis use weighted average fiscal year 2023 foreign currency exchange rates.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call. Please visit http://investor.wd40company.com for more information and to view supporting materials.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.
Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $537.3 million in fiscal year 2023 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.
Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.
Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation; the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the political conditions or relations between the United States and other nations; the impacts from inflationary trends and supply chain constraints; changes in interest rates; and forecasted foreign currency exchange rates and commodity prices.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of October 19, 2023. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2022 which the Company filed with the SEC on October 24, 2022, and in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2023, which the Company expects to file with the SEC on October 23, 2023.

Table Notes and General Definitions
(1)The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40® Multi-Use Product, WD-40 Specialist® and WD-40 BIKE® product lines.
(2)The Company markets the following homecare and cleaning brands: X-14® automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.
(3)The Americas segment consists of the U.S., Canada, and Latin America.
(4)The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)In order to show the impact of changes in foreign currency exchange rates on our results of operations, we have included constant currency disclosures, where necessary, in this press release. Constant currency disclosures represent the translation of our current fiscal year revenues, expenses and net income from the functional currencies of our subsidiaries to U.S. dollars using the exchange rates in effect for the corresponding period of the prior fiscal year. Results on a constant currency basis are not in accordance with accounting principles generally accepted in the United States of America (“non-GAAP”) and should be considered in addition to, not as a substitute for, results prepared in accordance with U.S. GAAP. We use results on a constant currency basis as one of the measures to understand our operating results and evaluate our performance in comparison to prior periods in order to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations. Management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing our underlying business performance and trends. However, reference to constant currency basis should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	August 31, 2023	August 31, 2022
Assets
Current assets:
Cash and cash equivalents	$48,143	$37,843
Trade and other accounts receivable, net	98,039	89,930
Inventories	86,522	104,101
Other current assets	15,821	17,766
Total current assets	248,525	249,640
Property and equipment, net	66,791	65,977
Goodwill	95,505	95,180
Other intangible assets, net	4,670	5,588
Operating lease right-of-use assets	7,820	7,559
Deferred tax assets, net	1,201	679
Other assets	13,454	9,672
Total assets	$437,966	$434,295

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30,826	$32,852
Accrued liabilities	30,000	27,161
Accrued payroll and related expenses	16,722	11,583
Short-term borrowings	10,800	39,173
Income taxes payable	494	51
Total current liabilities	88,842	110,820
Long-term borrowings	109,743	107,139
Deferred tax liabilities, net	10,305	10,528
Long-term operating lease liabilities	5,832	5,999
Other long-term liabilities	13,066	11,185
Total liabilities	227,788	245,671

Commitments and Contingencies
Stockholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,905,815 and 19,888,807 shares issued at August 31, 2023 and 2022, respectively; and 13,563,434 and 13,602,346 shares outstanding at August 31, 2023 and 2022, respectively	20	20
Additional paid-in capital	171,546	165,973
Retained earnings	477,488	456,076
Accumulated other comprehensive income (loss)	(31,206)	(36,209)
Common stock held in treasury, at cost — 6,342,381 and 6,286,461 shares at August 31, 2023 and 2022, respectively	(407,670)	(397,236)
Total stockholders’ equity	210,178	188,624
Total liabilities and stockholders’ equity	$437,966	$434,295

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2023	2022	2023	2022

Net sales	$140,452	$130,421	$537,255	$518,820
Cost of products sold	68,327	68,629	263,035	264,055
Gross profit	72,125	61,792	274,220	254,765

Operating expenses:
Selling, general and administrative	38,815	31,795	154,684	138,658
Advertising and sales promotion	9,823	10,101	28,807	27,343
Amortization of definite-lived intangible assets	252	353	1,005	1,434
Total operating expenses	48,890	42,249	184,496	167,435

Income from operations	23,235	19,543	89,724	87,330

Other income (expense):
Interest income	67	29	231	102
Interest expense	(1,346)	(840)	(5,614)	(2,742)
Other income (expense), net	264	(463)	822	(582)
Income before income taxes	22,220	18,269	85,163	84,108
Provision for income taxes	5,645	3,483	19,170	16,779
Net income	$16,575	$14,786	$65,993	$67,329

Earnings per common share:
Basic	$1.22	$1.08	$4.84	$4.91
Diluted	$1.21	$1.08	$4.83	$4.90

Shares used in per share calculations:
Basic	13,567	13,622	13,578	13,668
Diluted	13,597	13,649	13,604	13,696

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Fiscal Year Ended August 31,
	2023	2022
Operating activities:
Net income	$65,993	$67,329
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,151	8,294
Net gains on sales and disposals of property and equipment	(90)	(311)
Deferred income taxes	(1,254)	596
Stock-based compensation	6,434	6,697
Unrealized foreign currency exchange (gains) losses, net	(1,702)	1,035
Provision for credit losses	391	143
Write-off of inventories	713	595
Changes in assets and liabilities:
Trade and other accounts receivable	(5,339)	(7,443)
Inventories	19,367	(53,260)
Other assets	(1,367)	(12,578)
Operating lease assets and liabilities, net	49	(32)
Accounts payable and accrued liabilities	(213)	5,208
Accrued payroll and related expenses	4,965	(13,133)
Other long-term liabilities and income taxes payable	2,293	(536)
Net cash provided by operating activities	98,391	2,604

Investing activities:
Purchases of property and equipment	(6,871)	(8,303)
Proceeds from sales of property and equipment	655	612
Net cash used in investing activities	(6,216)	(7,691)

Financing activities:
Treasury stock purchases	(10,434)	(29,156)
Dividends paid	(44,581)	(41,988)
Repayments of long-term senior notes	(800)	(800)
Net (repayments) proceeds from revolving credit facility	(28,372)	38,394
Shares withheld to cover taxes upon conversion of equity awards	(861)	(4,461)
Net cash used in financing activities	(85,048)	(38,011)
Effect of exchange rate changes on cash and cash equivalents	3,173	(5,020)
Net increase (decrease) in cash and cash equivalents	10,300	(48,118)
Cash and cash equivalents at beginning of period	37,843	85,961
Cash and cash equivalents at end of period	$48,143	$37,843